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                                                                  Exhibit 4.5(a)


February 21, 1997

Mr David Dovenberg, Chief Financial Officer
Universal Hospital Services, Inc.
1250 Northland Plaza
3800 West 80th Street
Bloomington, MN 55431

Dear David,

ReliaStar Investment Research, Inc. as Investment Advisor to Northern Life Insurance Company, ReliaStar Life Insurance Company, (formerly Northwestern National Life Insurance Company), and ReliaStar Bankers Security Life Insurance Company, successor by merger to the North Atlantic Life Insurance Company of America; herewith amends the fixed charge coverage, covenant (6 a ii) of those Note Purchase Agreements between the above companies and Universal Hospital Services, Inc., so that the minimum fixed charge coverage level for the periods ended 12/31/96 and 3/31/37 shall be 1.5X. Thereafter, the required coverage level will remain as it is currently stated.

I understand that the fixed charge coverage has declined primarily due to the write-down of DPAP inventory. Please let me know if there are any other issues which require a waiver or amendment.

Sincerely,

/s/ Frank P. Pintens
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Frank P. Pintens
Vice President
Reliastar Investment Research, Inc.